UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
                 Exact name of registrant as specified                   I.R.S.
                 in its charter, state of incorporation,               Employer
Commission       address of principal executive offices,         Identification
File Number      Telephone                                               Number

1-16305          PUGET ENERGY, INC.                                 91-1969407
                 A Washington Corporation
                 411 - 108th Avenue N.E.
                 Bellevue, Washington 98004-5515
                 (425) 454-6363

1-4393           PUGET SOUND ENERGY,INC.                           91-0374630
                 A Washington Corporation
                 411 - 108th Avenue N.E.
                 Bellevue, Washington 98004-5515
                 (425) 454-6363
================================================================================

ITEM 5. Other Events

        On August 30, 2001, the Company issued the following press release.

Puget Sound Energy and Alliance Data Systems form strategic relationship to enhance both organizations’ strength in the utility marketplace

        Alliance Data awarded 10-year services agreement; adds to utility industry capabilities via PSE’s ConnexT™ subsidiary

        Puget Sound Energy and Alliance Data Systems Corp. (NYSE: ADS) today announced the formation of a strategic relationship under which Alliance Data will provide data processing and billing services for Puget Sound Energy. In providing services to PSE under the 10-year agreement, Alliance Data will use ConsumerLinX™ software, PSE’s customer-information software developed by its ConneXt® subsidiary. Alliance Data has acquired the assets of ConneXt, including use of the ConsumerLinX software. Alliance Data will offer ConsumerLinX as part of its integrated, single-source customer relationship management solution for large-scale, regulated utility clients.

        Puget Sound Energy is the utility subsidiary of Puget Energy (NYSE:PSD).

        “We feel this new relationship is beneficial for both Alliance Data and Puget Sound Energy,” said Mike Beltz, president of Alliance Data’s Transactions Services group. “From our perspective, we have gained a top-flight client in the utility industry. With 1.5 million consumer accounts and as a recipient of the Edison Electric Institute’s Utility of the Year award, PSE is recognized as leading the way in today’s changing energy marketplace,” said Beltz.

        “Alliance Data has also gained significant product and industry expertise with the addition of ConsumerLinX™ to our core service offerings for this industry. We expect to deploy these added capabilities and view them as an additional competitive advantage for us in the marketplace,” Beltz added.

        William S. Weaver, chairman, president and chief executive officer of Puget Sound Energy, stated that the relationship is equally beneficial for PSE.

        “By association with a recognized leader in this specialized field, we believe we will be better positioned to extract value from the tremendous functionality of ConsumerLinX and its capabilities of delivering real time energy usage and price information, as well as from the other CIS services. This relationship is in the best interests of Puget Energy shareholders, Puget Sound Energy customers, ConneXt® and Alliance Data Systems.”

        “This multi-year agreement enables PSE to maximize the value from the investment in our technology, and to benefit in the future as Alliance Data leverages the ConneXt® product line with its customer relationship business services,” Weaver stated.

About Alliance Data Systems

        Based in Dallas, Alliance Data Systems is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Alliance Data operates and markets the largest coalition loyalty program in Canada. All together, each year, the company manages over 2.5 billion transactions and 72 million consumer accounts for some of North America’s most recognizable companies. Alliance Data Systems employs approximately 6,000 associates at more than 20 locations in the United States, Canada and New Zealand.

        For more information about the company, visit its web site, www.alliancedatasystems.com

About Puget Sound Energy

        Headquartered in Bellevue, Washington, Puget Sound Energy is Washington state’s largest energy utility, providing electric and natural gas service to more than 1.5 million accounts, primarily in the Puget Sound region of western Washington. Puget Sound Energy is the first U.S. utility to provide time-of-day price information and comparative time-of-day power consumption data to all classes of customers through its Personal Energy Management™ program. The company has earned the country’s highest honor among investor-owned utilities--the 2001 Edison Award presented by the Edison Electric Institute--for the Personal Energy Management™ program.

        Puget Sound Energy is the utility subsidiary of Puget Energy (NYSE:PSD). Puget Energy also is the parent company of InfrastruX Group, a wholly-owned, non-regulated utility-services subsidiary that specializes in companies providing construction and maintenance services for utilities. For more information, visit www.pse.com

Alliance Data Systems’ Safe Harbor Statement/Forward Looking Statement

        Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “estimate” “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in the company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission, will be important in determining future results. Actual results may vary materially.

Puget Sound Energy Safe Harbor/Forward Looking Statement

        Certain statements contained in this news release, including statements with respect to future revenues, are “forward-looking statements” within the meaning of the federal securities laws. Although Puget Energy and Puget Sound Energy believe that the expectations reflected in such statements are reasonable, there can be no assurance that the expected results will be achieved. For additional information concerning certain assumptions, risks, and uncertainties involved in the forward-looking statements contained herein, please refer to Puget Energy’s reports on file with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

James W. Eldredge

_________________________________

James W. Eldredge

Corporate Secretary and Chief Accounting Officer

Date: August 30, 2001